Exhibit 4.2.4
CARDINAL HEALTH, INC.
Officer’s Certificate
     Pursuant to Section 2.3 and 2.4 of the Indenture dated as of April 18, 1997 (the “Indenture”) between Cardinal Health, Inc. (the “Company”) and Bank One, N.A. (formerly known as Bank One, Columbus, N.A.), as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify as follows in connection with the issuance of the Company’s 4.00% Notes due 2015 (the “Securities”) under the Indenture:
          1. All conditions precedent under the Indenture to the issuance and authentication of the Securities and the delivery of the Securities to the Company have been complied with.
          2. The undersigned have read the conditions referred to in paragraph 1 above.
          3. The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.
          4. Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with.
          5. The terms of the Securities are as follows:
               Title: 4.00% Notes due 2015
               Limit of aggregate principal amount: U.S. $500,000,000
               Maturity Date: June 15, 2015
               Interest: 4.00% per annum

Interest Payment	December 15 and June 15, commencing
Dates:	December 15, 2003

Record Dates:	June 1 and December 1

Interest Accrues From:	June 17, 2003

Optional Redemption:	The Notes will be redeemable, in whole or, from time to time, in part, at the option of the Company at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed, or

(2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 15 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.
          Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Indenture or the Note.

Dated: June 17, 2003

CARDINAL HEALTH, INC.
/s/ Richard J. Miller
Name:	Richard J. Miller
Title:	Executive Vice President and Chief Financial Officer

/s/ Donna Brandin
Name:	Donna Brandin
Title:	Senior Vice President and Treasurer